UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Date of Report (Date of Earliest Event Reported): July 8, 2008
of
ARRIS GROUP, INC.
A Delaware Corporation
IRS Employer Identification No. 58-2588724
Commission File Number 000-31254
3871 Lakefield Drive
Suwanee, Georgia 30024
(678) 473-2000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On July 8, 2008, the Compensation Committee of ARRIS Group, Inc. (the “Company”), adopted the ARRIS Group, Inc. Supplemental Executive Retirement Plan (the “Plan” or the “SERP”) to provide select senior executives of the Company, including each of the Company’s named executive officers, an opportunity to make additional elective compensation deferrals beyond the dollar limitations applicable to contributions under the Company’s qualified 401(k) Retirement Savings Plan (the “401(k) Plan”). Pursuant to the Plan, the executives are eligible to make an election, prior to July 1, 2008, to:
•	defer 1%-50% of their base salary for the period from July 1, 2008 through December 31, 2008;

•	defer 1%-100% of their performance bonus for the period from July 1, 2008 through December 31, 2008 (which bonuses, if applicable, will be paid in 2009); and

•	defer 1%-100% of their other incentive/bonus pay for the period from July 1, 2008 through December 31, 2008.
     The deferred compensation is subject to matching contributions by the Company so long as the executive has made the maximum allowable deferral under the 401(k) Plan. The Plan match is 100% for the first 3% of the executive’s total deferral contribution (under the 401(k) Plan and the SERP) and 50% on the next 2% of the executive’s total deferral, minus the matching amount contributed to the executive’s 401(k) Plan account. The Plan accounts are unfunded obligations of the Company.
     Deferred compensation is contributed, at the executive’s choice, to a retirement deferral account and/or an in-service deferral account. Under the retirement deferral account, deferred amounts are paid, at the executive’s election after the executive’s separation from the Company or, if later, age 65. The amounts in the retirement deferral account may be paid, at the executive’s election, in either a lump-sum payment or in annual installment up to a maximum of 10 years. Under the in-service deferral account the deferred amounts are distributed at a future date selected by the executive in advance and may be made, at the executive’s election, in a lump-sum payment or annual installment payments up to a maximum of five years. Distributions may be made earlier in the event of a financial hardship as a result of an unforeseeable emergency or upon the executive’s death.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRIS Group, Inc.
By:	/s/ Lawrence A. Margolis
Lawrence A. Margolis
Executive Vice President of Strategic Planning, Administration and Chief Counsel and Secretary

Dated: July 8, 2008